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                                                               Exhibit (12)


                            AT&T CORP.
        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                      (Dollars in Millions)
                           (Unaudited)

                                   For the Year Ended December 31,
                            1995      1994       1993      1992      1991
                            ----      ----       ----      ----      ----

Earnings Before Income
  Taxes                   $  935   $7,518     $6,003    $5,638    $  581

Less Interest Capitalized
  During the Period          120       47         72        62        79


Less Undistributed
  Earnings of Less Than
  50% Owned Affiliates        94       46        (39)      (27)       32



Add Fixed Charges          2,148     1,928      1,940     2,127     2,371
                          ------    ------     ------    ------    ------
      Total Earnings      $2,869    $9,353     $7,910    $7,730    $2,841
                          ======    ======     ======    ======    ======

Fixed Charges

Total Interest Expense
  Including Capitalized
  Interest                $1,785    $1,561     $1,575    $1,737    $1,872

Interest Portion of
  Rental Expenses            363       367        365       390       499
                          ------    ------     ------    ------    ------

     Total Fixed
       Charges            $2,148    $1,928     $1,940    $2,127    $2,371
                          ======    ======     ======    ======    ======

Ratio of Earnings to
  Fixed Charges              1.3      4.9        4.1       3.6       1.2
                          ======    ======     ======    ======    ======